Exhibit 8.2

[REEDER & SIMPSON P.C.]

October 24, 2007

Aegean Marine Petroleum Network Inc.

42 Hatzikyriakou Avenue
Piraeus 185 38 Athens
Greece

Re:          Aegean Marine Petroleum Network Inc.

Ladies and Gentlemen:

You have requested our opinion regarding certain Marshall Islands tax matters relating to Aegean Marine Petroleum Network Inc. (the “Company”) and the holders of common shares of the Company.

In formulating our opinion as to these matters, we have examined such documents as we have deemed appropriate, including the Registration Statement and amendments to such Registration Statement filed by the Company on Form F-l with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, through the date hereof (the “Registration Statement”). We also have obtained such additional information as we have deemed relevant and necessary from representatives of the Company.

Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

Our opinion is based on the facts as set forth in the Registration Statement and the following specific assumptions and qualifications.

None of the Company or its subsidiaries is:

(a)                                  engaged in:

(i)                                     the retailing, wholesaling, trading or importing of goods or services for or with residents of the Republic of the Marshall Islands;

(ii)                                  any extractive industry in the Republic of the Marshall Islands;

(iii)                               any regulated professional service activity in the Republic of the Marshall Islands;

(iv)                              the export of any commodity or goods manufactured, processed, mined or made in the Republic of the Marshall Islands; or

(v)                                 the ownership of real property in the Marshall Islands; or

(b)                                 doing business in the Republic of the Marshall Islands, except that each of the Company and its Marshall Islands subsidiaries may have its registered office in the Republic of the Marshall Islands and maintain its registered agent in the Republic of the Marshall Islands as required by the provisions of the Marshall Islands Business Corporations Act, as amended.

We hereby confirm that the opinions of Reeder & Simpson P.C. with respect to Marshall Islands tax matters are those opinions attributed to Reeder & Simpson P.C. expressed in the Registration Statement under the caption “Tax Considerations.”  It is our further opinion that the tax discussion set forth under the caption “Tax Considerations—Marshall Islands Tax Considerations” in the Registration Statement accurately states our views as to the tax matters discussed therein.

Our opinions and the tax discussion as set forth in the Registration Statement are based on the current provisions of the Marshall Islands Income Tax Act of 1989 and the Marshall Islands Business Corporations Act, which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to above by reference to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the heading “Tax Considerations—Marshall Islands Tax Considerations” in the Registration Statement, without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ RAYMOND E. SIMPSON

REEDER & SIMPSON P.C.